CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1/A of Simple Products Corporation of our report dated May 14, 2012 relating to the consolidated financial statements of Simple Products Corporation and subsidiary and of our report dated June 21, 2012 relating to the financial statements of Hansen & Taylor Investment Group LLC, doing business as Flirty Aprons. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Hansen, Barnett & Maxwell, P.C.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

June 25, 2012